Exhibit 99.2

FOR IMMEDIATE RELEASE

Media Contact:
Casey Allen
Cree, Inc.
Corporate Communications
media@cree.com

Cree Appoints Anne Whitaker to Board of Directors

DURHAM, N.C., December 2, 2013 – Cree, Inc. (Nasdaq: CREE) announces that Anne Whitaker, President, North American Pharmaceuticals, Sanofi S.A., has been appointed to the Company’s Board of Directors, effective December 2, 2013.

“We’re extremely pleased that Anne is joining our Board of Directors,” said Chuck Swoboda, Cree chairman and CEO. “Anne has proven herself to be a leader throughout her career and her extensive experience in strategic management and organizational development will be a tremendous asset to our Company as we continue to carry out our mission to accelerate the adoption of LED lighting.”

Whitaker joined Sanofi, a global and diversified healthcare leader, in September 2011. In her current role she oversees Sanofi’s operations within North America, and serves as a member of its Global Leadership Team and the U.S. Regional Strategic Management Committee.

A graduate from the University of North Alabama with more than 20 years of experience, Whitaker began her career as a metabolic disease specialist with Upjohn Company. From there she joined GlaxoSmithKline as a sales representative. After holding various leadership positions in GlaxoSmithKline’s commercial organization, in 2007 Whitaker became Vice President of Critical and Supportive Care before being appointed Senior Vice President of Leadership and Organization Development from 2008 to 2009. In 2009, Whitaker became Senior Vice President and Business Unit Head, Cardiovascular, Metabolic and Urology (CVMU) at GlaxoSmithKline, where she had full commercial responsibility for leading, developing and managing strategic performance of the CVMU business.

About Cree
Cree is leading the LED lighting revolution and making energy-wasting traditional lighting technologies obsolete through the use of energy-efficient, mercury-free LED lighting. Cree is a market-leading innovator of lighting-class LEDs, LED lighting, and semiconductor products for power and radio frequency (RF) applications.

Cree’s product families include LED fixtures and bulbs, blue and green LED chips, high-brightness LEDs, lighting-class power LEDs, power-switching devices and RF devices. Cree® products are driving improvements in applications such as general illumination, backlighting, electronic signs and signals, power suppliers and solar inverters.

For additional product and company information, please refer to www.cree.com.

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Cree® is a registered trademark of Cree, Inc.